Exhibit 99.1

JCPenney Board Member Mary Beth West Joins Company
as EVP, Chief Customer & Marketing Officer

PLANO, Texas (April 28, 2015) - J. C. Penney Company, Inc. (NYSE:JCP) today announced that Mary Beth West, a highly accomplished consumer marketing executive, will join the Company’s executive leadership team as executive vice president and chief customer and marketing officer effective June 1, 2015. She will be stepping down from her position on its Board of Directors to assume this new role.

West has been a member of the JCPenney Board of Directors since 2005 and has served in numerous leadership positions at General Foods and Kraft, most notably as executive vice president and chief category and marketing officer of Kraft Foods. In joining JCPenney, West brings nearly 30 years of consumer and retail marketing experience to the Company with expertise in brand management, integrated marketing communications and consumer insights and strategy. Most recently, West held the top marketing role with Mondelçz International Inc., where she served as executive vice president and chief category and marketing officer.

“Mary Beth’s contributions to the Board have been invaluable,” said Myron E. (Mike) Ullman, III, chief executive officer of JCPenney. “Her vast experience developing and growing some of the world’s most trusted and well-known brands was instrumental to our work building an emotional connection with our customers. I am delighted that she will be supporting the Company in this new capacity, which will enable us to more directly leverage her knowledge and expertise.”

“Mary Beth is a significant addition to our leadership team.  As chief customer and marketing officer, we will capitalize on her nearly 30 years of consumer and retail marketing experience to lead JCPenney’s efforts to exploit our rich customer data in support of the Company’s marketing and promotional strategy. Her blend of marketing experience, consumer advocacy and strategic acumen are exactly what we need to engage new and existing customers with promotions and experiences that will inspire more families to choose JCPenney,” added Marvin Ellison, president and CEO-designee of JCPenney.

West will not stand for re-election to the JCPenney Board of Directors and will step down from the Board at the end of her term, which concludes on May 15, 2015, at the Company’s annual meeting of stockholders. Following her appointment to chief customer and marketing officer, she will join the Company’s executive board and report directly to the Company’s Chief Executive Officer.

Additionally, Kirk Waidelich has been promoted to senior vice president, sales promotion and marketing. Waidelich is a 28-year veteran of JCPenney who brings a wealth of customer, marketing and overall retail knowledge to this very important role. He most recently served as JCPenney’s vice president of marketing strategy where he was responsible for restoring promotions at the Company and aligning its marketing strategy with the Company’s strategic growth initiatives. Waidelich will be a member of the company’s executive board and report to West.

Media Relations:
(972) 431-3400 or jcpnews@jcp.com

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home furnishing retailers, is dedicated to fitting the diversity of America with unparalleled style, quality and value. Across approximately 1,060 stores and at jcpenney.com, customers will discover a broad assortment of national, private and exclusive brands to fit all shapes, sizes, occasions and budgets.  For more information, please visit jcpenney.com.

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